Exhibit 4.2

SHARE CERTIFICATE YX ASSET RECOVERY LIMITED THIS SHARE CERTIFICATE CERTIFIES THAT as of November 2019, [Shareholder’s Name] of [Shareholder’s Address] is the registered holder of [Number of Shares] fully paid Class A Ordinary Shares of US$0.001 par value per share in the above named Company which are held subject to, and transferable in accordance with, the Memorandum and Articles of Association of the Company (as Revised). In Witness Whereof the Company has authorised this certificate to be issued on of November 2019. By Director 8821031_1 Shares Number